Hexcel Corporation

Two Stamford Plaza | 281 Tresser Blvd., 16thFloor

Stamford, CT 06901 USA

www.hexcel.com

Exhibit 99.1

HEXCEL REPORTS 2021 FOURTH QUARTER AND FULL YEAR RESULTS

•
Q4 2021 GAAP diluted EPS of $0.22 and adjusted diluted EPS of $0.16, compared to Q4 2020 GAAP diluted EPS of ($0.23) and adjusted diluted EPS of ($0.18).
•
Q4 2021 Sales were $360.3 million, compared to $295.8 million in Q4 2020.
•
FY 2021 GAAP diluted EPS of $0.19 and adjusted diluted EPS of $0.27, compared to FY 2020 GAAP diluted EPS of $0.38 and adjusted diluted EPS of $0.25.
•
FY 2021 Sales were $1,325 million, compared to $1,502 million for FY 2020.
•
Free Cash Flow of $124 million in FY 2021. Reinstating quarterly dividend.

See Table C for reconciliation of GAAP and non-GAAP operating income (loss), net income (loss), earnings (loss) per share and operating cash flow to free cash flow. Free cash flow is cash from operations less capital expenditures.

Summary of Results from Operations
	Quarters Ended			Years Ended
	December 31,			December 31,
(In millions, except per share data)	2021	2020	% Change	2021	2020	% Change

Net Sales	$360.3	$295.8	21.8%	$1,324.7	$1,502.4	(11.8)%
Net sales change in constant currency			23.0%			(12.6)%
Operating Income (Loss)	23.0	(20.4)	212.7%	51.8	14.1	267.4%
Net Income (Loss)	18.9	(19.4)	197.4%	16.1	31.7	(49.2)%
Diluted net income (loss) per common share	$0.22	$(0.23)	195.7%	$0.19	$0.38	(50.0)%

Non-GAAP measures for year-over-year comparison (Table C)
Adjusted Operating Income (Loss)	$25.2	$(6.1)	513.1%	$70.0	$72.0	(2.8)%
As a % of sales	7.0%	(2.1)%		5.3%	4.8%
Adjusted Net Income (Loss)	13.5	(15.2)	188.8%	23.2	20.6	12.6%
Adjusted diluted net income (loss) per share	$0.16	$(0.18)	188.9%	$0.27	$0.25	8.0%

STAMFORD, Conn. January 26, 2022 – Hexcel Corporation (NYSE: HXL) today reported fourth quarter 2021 results including net sales of $360 million and adjusted diluted EPS of $0.16 per share.

Chairman, CEO and President Nick Stanage said, "Our fourth quarter 2021 commercial aerospace sales grew more than fifty percent compared to the fourth quarter of 2020 with growth across the spectrum of aircraft programs including narrowbody, widebody and business jets. We see airlines looking beyond the pandemic as they place new aircraft orders to upgrade and expand their fleets with modern lightweight aircraft to support their objectives for improved fuel efficiency and emissions reduction. As the secular penetration of advanced composites continues and gains momentum, there is a compelling economic and environmental case for the lightweighting materials and products provided by Hexcel. During the pandemic we have continued our focus on internal sustainability initiatives and we recently issued targets for reducing our emissions, landfill waste and water usage by 2030 as well as continuing to enhance our strong safety culture.”

Mr. Stanage continued, “We achieved another quarter of sequential growth in our sales and adjusted earnings per share in the fourth quarter of 2021. As our end market recovery is becoming more robust, we are providing financial guidance for 2022, recognizing that some challenges still remain. We continue to tightly manage costs and expect to expand margins in 2022 on growing sales as we re-utilize existing capacity that has been idled during the pandemic. We forecast continued sales growth, earnings expansion and strong free cash flow generation for 2022. Lastly, reflecting our growing confidence and positive outlook, I am pleased to announce that the Board of Directors has re-instituted a quarterly dividend.”

Markets

Sales in the fourth quarter of 2021 were $360.3 million compared to $295.8 million in the fourth quarter of 2020.

Commercial Aerospace

•
Commercial Aerospace sales of $199.7 million increased 57.6% (58.7.% in constant currency) for the quarter compared to the fourth quarter of 2020 driven by higher narrowbody sales, increased Airbus A350 sales and higher business jet sales. The sub-category Other Commercial Aerospace, which includes business and regional aircraft, increased 89.2% for the fourth quarter of 2021 compared to the fourth quarter of 2020.

Space & Defense

•
Space & Defense sales of $105.9 million decreased 11.5% (10.8% in constant currency) for the quarter as compared to the strong fourth quarter of 2020 on lower military and civilian rotorcraft sales and lower Space sales, partially offset by stronger F-35 sales.

Industrial

•
Total Industrial sales of $54.7 million in the fourth quarter of 2021 increased 10.7% (12.8% in constant currency) compared to the fourth quarter of 2020. Strength in the automotive and recreation markets as well as other industrial markets more than offset lower wind energy sales which was down 26.3% in constant currency.

Consolidated Operations

Gross margin for the fourth quarter was 19.2% compared to 10.3% in the prior year period as increased sales reduced the under-absorption of fixed overhead. As a percentage of sales, selling, general and administrative and R&T expenses for the fourth quarter of 2021 were 12.2% compared to 12.3% for the fourth quarter of 2020. Other operating expenses for the fourth quarter included charges for vaccination incentives and restructuring. Other operating expenses for the fourth quarter of 2020 were primarily restructuring charges. Adjusted operating income in the fourth quarter of 2021 was $25.2 million or 7.0% of sales, compared to an adjusted operating loss of $6.1 million, or (2.1%) of sales in 2020. Other income for the fourth quarter included the receipt of $10.5 million related to the Aviation Manufacturing Jobs Protection ("AMJP") program. This benefit is excluded from adjusted EPS. The impact of exchange rates on operating income as a percent of sales was favorable by approximately one hundred basis points in the fourth quarter of 2021 compared to 2020.

FY 2021 Results

Full year sales were $1,324.7 million, a decrease of 11.8% (12.6% in constant currency) compared to 2020.

Commercial Aerospace (50% of YTD sales)

•
Commercial Aerospace sales of $668.2 million decreased 18.7% (19.1% in constant currency) compared to 2020 as the prior year period was only partially impacted by the global pandemic that led to lower commercial aircraft build rates and a period of inventory destocking by customers and the supply chain. The sub-category Other Commercial Aerospace, which includes business and regional aircraft, decreased 10.5% vs 2020.

Space & Defense (33% of YTD sales)

•
Space & Defense sales of $434.9 million decreased by 3.0% (3.4% in constant currency) compared to 2020 on lower Space sales including launchers and satellites, partially offset by stronger F-35 sales.

Industrial (17% of YTD sales)

•
Total Industrial sales of $221.6 million decreased 4.3% (7.3% in constant currency) compared to 2020 on lower wind energy sales (down 37.8% in constant currency) that were partially offset by other industrial markets including automotive and recreation.

Consolidated Operations

Gross margin for 2021 was 18.9% compared to 16.0% in the prior year. As a percentage of sales, selling, general and administrative and R&T expenses for 2021 were 13.6% compared to 11.2% for 2020 as the prior year period included temporary cost reduction actions in response to the pandemic. Other operating expenses for 2021 were $18.2 million and included expense primarily related to severance and restructuring. Other operating expenses for 2020 were $57.9 million and included expenses related to severance and the terminated merger with Woodward, Inc. Adjusted operating income for 2021 was $70.0 million, or 5.3% of sales, compared to $72.0 million, or 4.8% of sales in 2020. The impact of exchange rates on operating income as a percent of sales for 2021 was favorable by approximately sixty basis points compared to 2020.

Cash, 2022 Guidance Update and other

•
The fourth quarter and full year 2021 tax expense was $4.3 million and $5.9 million, respectively. The fourth quarter expense included a discrete tax benefit resulting from the expiration of items related to uncertain tax positions. The tax expense for the full year 2021 included a net discrete charge primarily resulting from the revaluation of U.S. and foreign deferred tax liabilities. The tax benefit for the fourth quarter and full year of 2020 was $12.3 million and $61.0 million, respectively. The 2020 tax benefit of $61.0 million included discrete tax benefits primarily due to the release of a valuation allowance in a foreign jurisdiction.
•
Net cash generated from operating activities for 2021 was $151.7 million, compared to $264.3 million for 2020. Capital expenditures on a cash basis were $27.9 million for 2021 compared to $50.6 million for 2020. Free cash flow was $123.8 million for 2021 compared to $213.7 million for the 2020. Working capital was a cash use of $18.3 million in 2021 to support growing sales compared to a source of $116.5 million in 2020. Free cash flow is defined as cash generated from operating activities less cash paid for capital expenditures. Capital expenditures for 2021 on an accrued basis were $41.4 million compared to $42.5 million in 2020.
•
Share repurchases remain restricted per the second amendment to the Revolver facility that was executed in January 2021. The remaining authorization under the share repurchase program at December 31, 2021 was $217 million.
•
As announced today, the Board of Directors declared a quarterly dividend of $0.10 per share payable to stockholders of record as of February 11, 2022, with a payment date of February 18, 2022.

2022 Guidance

•
Sales of $1.50 billion to $1.63 billion
•
Adjusted diluted earnings per share of $1.00 to $1.24
•
Free cash flow greater than $145 million
•
Accrual basis capital expenditures of approximately $75 million
•
Underlying effective tax rate is estimated to be 23%

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Hexcel will host a conference call at 10:00 a.m. ET, on January 27, 2022 to discuss fourth quarter and full-year 2021 results. The event will be webcast via the Investor Relations webpage at www.Hexcel.com. The event can also be accessed by dialing +1 (646) 960-0452. The conference ID is 3428143. Replays of the call will be available on the website.

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About Hexcel

Hexcel Corporation is a global leader in advanced lightweight composites technology. We propel the future of flight, energy generation, transportation, and recreation through excellence in providing innovative high-performance material solutions that are lighter, stronger and tougher, helping to create a better world for us all. Our broad and unrivaled product range includes carbon fiber, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, resins, engineered core and composite structures for use in commercial aerospace, space and defense, and industrial applications

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Disclaimer on Forward Looking Statements

This news release contains statements that are forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the estimates and expectations based on aircraft production rates provided by Airbus, Boeing and others; the revenues we may generate from an aircraft model or program; the impact of the push-out in deliveries of the Airbus and Boeing backlog and the impact of delays in the startup or ramp-up of new aircraft programs or the final Hexcel composite material content once the design and material selection have been completed; expectations with regard to regulatory clearances or the build rate of the Boeing 737 MAX or Boeing 787 and the related impact on our revenues; expectations with regard to raw material cost and availability; expectations of composite content on new commercial aircraft programs and our share of those requirements; expectations regarding revenues from space and defense applications, including whether certain programs might be curtailed or discontinued; expectations regarding sales for wind energy, recreation, automotive and other industrial applications; expectations regarding working capital trends and expenditures and inventory levels; expectations as to the level of capital expenditures and completion of capacity expansions and qualification of new products; expectations regarding our ability to improve and maintain margins; projections regarding our tax rate; expectations with regard to the continued impact of the COVID-19 pandemic on worldwide air travel and aircraft programs, as well as on our customers and suppliers and, in turn, on our operations and financial results; and the anticipated impact of the above factors and various market risks on our expectations of financial results for 2022 and beyond. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to the impact of the COVID-19 pandemic, including continued disruption in global financial markets and supply chains, ongoing restrictions on movement and travel, employee absenteeism and labor shortages, the impact of any vaccine mandate, and reduced demand for air travel, on the operations, business and financial condition of Hexcel and its customers and suppliers; reductions in sales to any significant customers, particularly Airbus or Boeing, including related to the timing of pending regulatory clearances for the Boeing 737 MAX and the Boeing 787, as well as due to the impact of the COVID-19 pandemic; inability to effectively adjust production and inventory levels to align with customer demand; inability to effectively motivate, retain and hire the necessary workforce, including potential employee attrition resulting from any vaccine mandate; our ability to successfully implement or realize our business strategies, plans and objectives of management, including any restructuring or alignment activities in which we may engage; the impact of any government mandated COVID-19 precautions, including mandatory vaccination; changes in sales mix; changes in current pricing and cost levels, including cost inflation; changes in aerospace delivery rates; changes in government defense procurement budgets; changes in military aerospace program technology; timely new product development or introduction; industry capacity; increased competition; availability and cost of raw materials, including the impact of supply shortages and inflation; supply chain disruptions; inability to install, staff and qualify necessary capacity or complete capacity expansions to meet customer demand; cybersecurity-related risks including the potential impact of breaches or intrusions; currency exchange rate fluctuations; changes in political, social and economic conditions, including, but not limited to, the effect of change in global trade policies; work stoppages or other labor disruptions; our ability to successfully complete any strategic acquisitions, investments or dispositions; compliance with environmental, health, safety and other related laws and regulations, including those related to climate change; the effects of natural disasters, which may be worsened by the impact of climate change, and other severe catastrophic events; the potential impact of environmental, social and governance matters; and the unexpected outcome of legal matters or impact of changes in laws or regulations. Additional risk factors are described in our filings with the Securities and Exchange Commission. We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact

Kurt Goddard | Vice President Investor Relations | Kurt.Goddard@Hexcel.com | +1 (203)-352-6826

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Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
	Unaudited
	Quarters Ended		Years Ended
	December 31,		December 31,
(In millions, except per share data)	2021	2020	2021	2020
Net sales	$360.3	$295.8	$1,324.7	$1,502.4
Cost of sales	291.2	265.4	1,074.6	1,262.7
Gross margin	69.1	30.4	250.1	239.7
% Gross Margin	19.2%	10.3%	18.9%	16.0%

Selling, general and administrative expenses	32.3	25.9	135.0	121.1
Research and technology expenses	11.6	10.6	45.1	46.6
Other operating expense	2.2	14.3	18.2	57.9
Operating income (loss)	23.0	(20.4)	51.8	14.1
Interest expense, net	9.2	9.4	38.3	41.8
Other income	(8.5)	-	(8.5)	-
Income (loss) before income taxes, and equity in earnings of affiliated companies	22.3	(29.8)	22.0	(27.7)
Income tax expense (benefit)	4.3	(12.3)	5.9	(61.0)
Income (loss) before equity in earnings of affiliated companies	18.0	(17.5)	16.1	33.3
Equity in earnings (losses) from affiliated companies	0.9	(1.9)	-	(1.6)
Net income (loss)	$18.9	$(19.4)	$16.1	$31.7

Basic net income (loss) per common share:	$0.22	$(0.23)	$0.19	$0.38

Diluted net income (loss) per common share:	$0.22	$(0.23)	$0.19	$0.38

Weighted-average common shares:
Basic	84.2	83.8	84.1	83.8
Diluted	84.8	83.8	84.6	84.0

Hexcel Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
	Unaudited
	December 31,	December 31,
(In millions)	2021	2020
Assets
Cash and cash equivalents	$127.7	$103.3
Accounts receivable, net	160.3	125.4
Inventories, net	245.7	213.5
Contract assets	30.5	43.1
Prepaid expenses and other current assets	39.5	38.0
Assets held for sale	12.6	12.6
Total current assets	616.3	535.9

Property, plant and equipment	3,110.0	3,139.7
Less accumulated depreciation	(1,363.9)	(1,265.5)
Net property, plant and equipment	1,746.1	1,874.2

Goodwill and other intangible assets, net	267.5	277.8
Investments in affiliated companies	44.6	44.7
Other assets	144.9	185.2
Total assets	$2,819.4	$2,917.8

Liabilities and Stockholders' Equity
Liabilities:
Short-term borrowings	$0.9	$0.9
Accounts payable	113.2	70.0
Accrued compensation and benefits	54.4	43.2
Accrued liabilities	79.1	69.0
Total current liabilities	247.6	183.1

Long-term debt	822.4	925.5
Retirement obligations	52.6	53.9
Other non-current liabilities	211.3	245.1
Total liabilities	$1,333.9	$1,407.6

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 110.1 shares issued at December 31, 2021 and 109.7 shares issued at December 31, 2020	$1.1	$1.1
Additional paid-in capital	878.6	849.7
Retained earnings	2,012.5	1,996.4
Accumulated other comprehensive loss	(126.5)	(59.6)
	2,765.7	2,787.6

Less – Treasury stock, at cost, 26.1 shares at both December 31, 2021 and December 31, 2020	(1,280.2)	(1,277.4)
Total stockholders' equity	1,485.5	1,510.2
Total liabilities and stockholders' equity	$2,819.4	$2,917.8

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
	Unaudited
	Years Ended
	December 31,
(In millions)	2021	2020

Cash flows from operating activities
Net income	$16.1	$31.7
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	138.0	140.9
Amortization related to financing	3.1	1.2
Deferred income taxes	(2.6)	(51.4)
Equity in earnings from affiliated companies	-	1.6
Stock-based compensation	19.0	15.4
Merger and restructuring expenses, net of payments	(5.6)	23.0

Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(40.7)	110.0
(Increase) decrease in inventories	(40.4)	129.4
Decrease in prepaid expenses and other current assets	13.0	11.2
Increase (decrease) in accounts payable/accrued liabilities	49.8	(134.1)
Other - net	2.0	(14.6)
Net cash provided by operating activities (a)	151.7	264.3

Cash flows from investing activities
Capital expenditures (b)	(27.9)	(50.6)
Net cash used for investing activities	(27.9)	(50.6)

Cash flows from financing activities
Net repayments from senior unsecured credit facilities	(103.0)	(85.0)
Repayments of Euro term loan	-	(49.9)
Repayment of finance lease obligation and other debt, net	(0.9)	(0.2)
Issuance costs related to senior credit facility		(1.3)
Dividends paid	-	(14.2)
Repurchase of stock	-	(24.6)
Activity under stock plans	7.1	(3.3)
Net cash used for financing activities	(96.8)	(178.5)
Effect of exchange rate changes on cash and cash equivalents	(2.6)	3.7
Net increase in cash and cash equivalents	24.4	38.9
Cash and cash equivalents at beginning of period	103.3	64.4
Cash and cash equivalents at end of period	$127.7	$103.3

Supplemental data:
Free Cash Flow (a)+(b)	$123.8	$213.7
Accrual basis additions to property, plant and equipment	$41.4	$42.5

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended December 31, 2021 and 2020				Unaudited		Table A
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2021	2020	%	Effect (b)	2020	%
Commercial Aerospace	$199.7	$126.7	57.6	$(0.9)	$125.8	58.7
Space & Defense	105.9	119.7	(11.5)	(1.0)	118.7	(10.8)
Industrial	54.7	49.4	10.7	(0.9)	48.5	12.8
Consolidated Total	$360.3	$295.8	21.8	$(2.8)	$293.0	23.0

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	55.4	42.8			42.9
Space & Defense	29.4	40.5			40.5
Industrial	15.2	16.7			16.6
Consolidated Total	100.0	100.0			100.0

Years Ended December 31, 2021 and 2020				Unaudited
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2021	2020	%	Effect (b)	2020	%
Commercial Aerospace	$668.2	$822.3	(18.7)	$3.2	$825.5	(19.1)
Space & Defense	434.9	448.5	(3.0)	1.8	450.3	(3.4)
Industrial	221.6	231.6	(4.3)	7.5	239.1	(7.3)
Consolidated Total	$1,324.7	$1,502.4	(11.8)	$12.5	$1,514.9	(12.6)

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	50.5	54.7			54.5
Space & Defense	32.8	29.9			29.7
Industrial	16.7	15.4			15.8
Consolidated Total	100.0	100.0			100.0
(a)
To assist in the analysis of the Company’s net sales trend, total net sales and sales by market for the quarter and year ended December 31, 2020 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2021 and are referred to as “constant currency” sales.
(b)
FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	Unaudited			Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Fourth Quarter 2021
Net sales to external customers	$287.2	$73.1	$-	$360.3
Intersegment sales	13.9	0.6	(14.5)	-
Total sales	301.1	73.7	(14.5)	360.3

Other operating expense	1.5	0.6	0.1	2.2
Operating income (loss)	26.2	3.1	(6.3)	23.0
% Operating margin	8.7%	4.2%		6.4%

Depreciation and amortization	32.0	3.6	-	35.6
Stock-based compensation expense	4.8	1.1	(3.1)	2.8
Accrual based additions to capital expenditures	25.0	2.1	-	27.1

Fourth Quarter 2020
Net sales to external customers	$225.5	$70.3	$-	$295.8
Intersegment sales	5.9	0.9	(6.8)	-
Total sales	231.4	71.2	(6.8)	295.8

Other operating expense	6.6	7.1	0.6	14.3
Operating (loss) income	(14.3)	6.1	(12.2)	(20.4)
% Operating margin	(6.2)%	8.6%		(6.9)%

Depreciation and amortization	31.2	3.7	-	34.9
Stock-based compensation expense	1.2	0.2	1.0	2.4
Accrual based additions to capital expenditures	3.2	(0.1)	-	3.1

Year Ended December 31, 2021
Net sales to external customers	$1,019.4	$305.3	$-	$1,324.7
Intersegment sales	56.7	2.4	(59.1)	-
Total sales	1,076.1	307.7	(59.1)	1,324.7

Other operating expense	17.8	0.1	0.3	18.2
Operating income (loss)	88.1	20.2	(56.5)	51.8
% Operating margin	8.2%	6.6%		3.9%

Depreciation and amortization	123.4	14.5	0.1	138.0
Stock-based compensation expense	6.9	1.5	10.6	19.0
Accrual based additions to capital expenditures	35.7	5.7	-	41.4

Year Ended December 31, 2020
Net sales to external customers	$1,185.9	$316.5	$-	$1,502.4
Intersegment sales	53.9	2.5	(56.4)	-
Total sales	1,239.8	319.0	(56.4)	1,502.4

Other operating expense	32.1	9.8	16.0	57.9
Operating income (loss)	60.7	9.4	(56.0)	14.1
% Operating margin	4.9%	2.9%		0.9%

Depreciation and amortization	125.5	15.3	0.1	140.9
Stock-based compensation expense	7.1	1.8	6.5	15.4
Accrual based additions to capital expenditures	38.6	3.9	-	42.5

(a) Hexcel does not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Operating Income (Loss), Net Income (Loss), EPS and Operating Cash Flow to Free Cash Flow				Table C
	Unaudited
	Quarters Ended		Years Ended
	December 31,		December 31,
(In millions)	2021	2020	2021	2020
GAAP operating income (loss)	$23.0	$(20.4)	$51.8	$14.1
Other operating expense (a)	2.2	14.3	18.2	57.9
Non-GAAP operating income (loss)	$25.2	$(6.1)	$70.0	$72.0

	Unaudited
	Quarters Ended December 31,
	2021		2020
(In millions, except per diluted share data)	Net Income	EPS	Net Loss	EPS
GAAP	$18.9	$0.22	$(19.4)	$(0.23)
Other operating expense (a)	1.7	0.02	10.0	0.12
Other income (b)	(6.6)	(0.08)	-	-
Tax benefit (c)	(0.5)	-	(5.8)	(0.07)
Non-GAAP	$13.5	$0.16	$(15.2)	$(0.18)

	Unaudited
	Years Ended December 31,
	2021		2020
(In millions, except per diluted share data)	Net Income	EPS	Net Income	EPS
GAAP	$16.1	$0.19	$31.7	$0.38
Other operating expense (a)	13.4	0.16	43.6	0.52
Other income (b)	(6.6)	(0.08)	-	-
Tax expense (benefit) (c)	0.3	-	(54.7)	(0.65)
Non-GAAP	$23.2	$0.27	$20.6	$0.25

	Unaudited
	Years Ended December 31,
(In millions)	2021	2020
Net cash provided by operating activities	$151.7	$264.3
Less: Capital expenditures	(27.9)	(50.6)
Free cash flow (non-GAAP)	$123.8	$213.7

(a)
The quarter and year ended December 31, 2021 included a charge for incentives related to employee vaccinations as well as restructuring costs. The 2021 full year also included a benefit related to the reduction of a contingent liability. The quarter and year ended December 31, 2020 included restructuring costs. The full year 2020 also included costs related to the terminated merger with Woodward, Inc.
(b)
The quarter and year ended December 31, 2021 included the receipt of $10.5 million related to the AMJP program, partially offset by a dispute resolution payment.
(c)
The quarter ended December 31, 2021 included a discrete tax benefit resulting from the expiration of items related to uncertain tax positions. The full year for 2021 included a net discrete charge of $0.3 million primarily resulting from the revaluation of U.S. and foreign deferred tax liabilities. The tax benefit for the 2020 full year was primarily due to the release of a valuation allowance in a foreign jurisdiction.

NOTE: Management believes that adjusted operating income (loss), adjusted net income (loss), adjusted diluted net income (loss) per share, the adjusted tax rate, and free cash flow, which are non-GAAP measures, are meaningful to investors because they provide a view of Hexcel with respect to the underlying operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. Non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table D
	Unaudited
	December 31,	December 31,	December 31,
(In millions)	2021	2020	2019

Current portion finance lease	$0.9	$0.9	$0.6
Current portion Euro term loan	-	-	8.9
Total current debt	0.9	0.9	9.5

Senior unsecured credit facility	125.0	228.0	313.0
4.7% senior notes due 2025	300.0	300.0	300.0
3.95% senior notes due 2027	400.0	400.0	400.0
Non-current portion Euro term loan	-	-	41.5
Senior notes original issue discounts	(1.2)	(1.5)	(1.7)
Senior notes deferred financing costs	(2.9)	(3.5)	(4.2)
Other debt	1.5	2.5	2.0
Total long-term debt	822.4	925.5	1,050.6
Total Debt	823.3	926.4	1,060.1
Less: Cash and cash equivalents	(127.7)	(103.3)	(64.4)
Total debt, net of cash	$695.6	$823.1	$995.7